EQUITY SHARING AGREEMENT

      AGREEMENT dated as of the 4 day of May, 97 by and between EUROTECH LTD a USA District of Columbia corporation with offices at 1200 Prospect street, suite 425, La Jolla, California 92037 USA (the "EURO") and Leonid Shapovalov (The Author) with offices located at ISRAEL.

                                  WITNESSETH

      WHEREAS, the Author has presented certain scientific-technical ideas and has formed or has intention to form a start up company named Chemonol, Ltd. ("START UP") with the intent to further research and develop the said ideas into the marketable technologies and later to implement this development into industrial operations.

      WHEREAS, EURO would like to participate in formation of the START UP and undertake the responsibilities for the marketing and industry implementation, and

      WHEREAS, EURO would like to provide for its share of the financing in the START UP and would like to be fully and exclusively responsible for the non-research related activities of START-UP, and

      WHEREAS, the Author holds 50% (fifty percent) of the Allocated shares in the START UP and the Author would like to yield the marketing responsibilities of the START UP activities to EURO.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and of the mutual benefits herein provided the EURO and the Author agree as follows:

      1. Equity (ownership) sharing. The Author is obligated to sell to EURO or EURO's designee at EURO's first request within the two weeks such request has been made 31% (thirty one percent) of the full number of shares issued by START-UP out of the full number of START-UP shares owned by the Author and the Author has agreed from the moment of START-UP formation to allocate the said 31% of the START-UP shares to EURO and will have no rights to sell, assign or otherwise transfer by any means any amount of these shares to any other party without the written notarized consent from EURO.

            In order to assure the following obligation the author will sign a share transfer warrant which shall he kept in the hands of the START UP" accountant with irrevocable orders to transfer the shares to EURO if it will pay the Author the sum as stated in paragraph 3 of the Agreement.

      2. Term. The request to the Author from EURO to sell 31% shares shall come at EURO's discretion no earlier then 6 months and no later then 18 months after actual registration of the START-UP. If EURO fails to purchase the shares after making the request within 6 (six) months the Author becomes no longer legally obligated to sell the shares to EURO.

      3. Share sales price. EURO has agreed to buy and the Author has agreed to sell to EURO the said 31% of the shares of the START-UP at a set price equal t $93,000.00 (ninety three thousand US dollars). After the deal the author shall remain with 19% of the issued shares.

      4. START UP Profit sharing. In case the Author sells 31% of the shares as instated above EURO shall compensate the Author for the loss of the pre-taxed profit in START UP as a result of such sale.

      5. Assisting marketing. The Author Assisting Marketing that he is fully aware of the fact that the main interest of EURO in this agreement is to get full control over the future marketing options of the START UP and he shall invest his best efforts to promote EURO marketing actions.

      6. Other Arrangements. This Agreement does not preclude from any other arrangements which can be made between the EURO and the Author in course of conducting mutual business.

      7. Complete Agreement. This Agreement supersedes any and all prior written and oral agreements between the EURO and the Author.

      8. Governing law. All disputes and claims between the parties in connection with any matter arising out of or connected with this agreement shall be settled exclusively by the competent courts of the state of New York, and the parties submit themselves to the jurisdiction of such courts.

      9. General. Any amendments to this agreement shall be binding upon the parties only if mutually agreed upon in writing and signed by both parties.



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

            Any provision herein which is found to be invalid illegal or unenforceable under any applicable provision of the laws valid in Israel or with respect thereto, shall be amended to the extent required to render this agreement valid, legal and enforceable under such laws (or deleted if no such amendment is feasible), and such amendment of deletion shall not affect the enforceability of other provisions hereof and the basic rights and obligations of the parties.

            All notices, consents, approvals, or other notices required under this agreement shall be made in writing and addressed to the place of each the parties.

      10.   NOTICES.

            Any notices required or permitted to be given hereunder may be given by personal delivery, registered airmail, return receipt requested telegram, telefax or telex. Notice by telegram, be deemed given (7) days after mailing. Notice by telegram, telefax or telex shall be deemed given on the date transmitted provided same is a working day by recipient and the notice is transmitted during normal working hours. Until changed by written notice given by one party to the other, the addresses the parties for notice shall be as follows:


IN WITNESS WHEREOF, The EURO and the Author have executed this Agreement as of the date first above written.


/s/ L. Shapovalov                         /s/ A. Trossman
-----------------------------             -------------------------------------
THE AUTHOR                                EURO
                                          EUROTECH, LTD
                                          BY:
                                          it's Chief Executive Officer



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